UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/10/2006

America's Car-Mart, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-14939

Texas	63-0851141
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

802 Southeast Plaza Avenue
Suite 200
Bentonville, Arkansas 72712
(Address of principal executive offices, including zip code)

479-464-9944
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Employment Agreement of T. J. Falgout, III

On May 10, 2006, the Compensation Committee of the Board of Directors of America's Car-Mart, Inc., an Texas corporation (the "Parent Company") authorized an employment agreement between America's Car-Mart, Inc., an Arkansas corporation (the "Subsidiary") and T.J. Falgout, III (the "Falgout Employment Agreement"). Mr. Falgout agreed to serve as a Senior Executive Officer of the Subsidiary, for a term ending April 30, 2009, and will be paid an annual salary of $330,000, or such higher annual salary as shall be approved by the Board of Directors of the Parent Company. Mr. Falgout has the right to participate in any Subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Subsidiary. Mr. Falgout is eligible to earn a bonus (the "Falgout Bonus") each fiscal quarter during the term, beginning with the fiscal quarter starting May 1, 2006 and ending July 31, 2009. The Falgout Bonus shall be equal to one-half percent of the Parent Company's Net income during such period. At least fifty percent of the Falgout Bonus, net of applicable taxes, shall be paid in shares of the Parent Company's common stock ("Parent Company Stock") and, upon Mr. Falgout's option, up to one hundred percent of the Falgout Bonus, net of applicable taxes, may be paid in shares of Parent Company Stock. All such shares of the Parent Company Stock shall vest immediately upon issuance. The Parent Company will grant to Mr. Falgout, pursuant to the Parent Company's 2005 Restricted Stock Plan (the "Restricted Stock Plan"), 15,000 shares of Restricted Stock. The Falgout Employment Agreement contains an agreement not to compete and a confidential information provision. The Falgout Employment Agreement also contains a change of control provision entitling Mr. Falgout, upon the occurance of certain events, to a portion of his base salary and the immediate vesting of stock options.

The above description of the Falgout Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Falgout Employment Agreement.

Employment Agreement of Eddie Hight

On May 10, 2006, the Compensation Committee of the Board of Directors of the Parent Company authorized an employment agreement between the Subsidiary and Eddie Hight (the "Hight Employment Agreement"). Mr. Hight agreed to serve as a Senior Executive Officer of the Subsidiary for a term ending April 30, 2009, and will be paid an annual salary of $170,000, or such higher annual salary as shall be approved by the Board of Directors of the Parent Company. Mr. Hight still has the right to participate in any Subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Subsidiary. Mr. Hight is also eligible to earn a bonus (the "Hight Bonus") each fiscal quarter during the term beginning with the fiscal quarter starting May 1, 2006 and ending July 31, 2009. The Hight Bonus shall be equal to one-half percent of the Parent Company's Net Income during such period. Upon Mr. Hight's option, up to one hundred percent of the Hight Bonus, net of applicable taxes, may be paid in shares of Parent Company Stock. All such shares of the Parent Company Stock shall vest immediately upon issuance. The Parent Company will grant to Mr. Hight, pursuant to the Restricted Stock Plan, 10,000 shares of Restricted Stock. The Hight Employment Agreement also contains an agreement not to compete and a confidential information provision. The Hight Employment Agreement also contains a change of control provision entitling Mr. Hight, upon the occurance of certain events, to a portion of his base salary and the immediate vesting of stock options.

The above description of the Hight Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Hight Employment Agreement.

Employment Agreement of William H. Henderson

On May 10, 2006, the Compensation Committee of the Board of Directors of the Parent Company authorized an employment agreement between the Subsidiary and William H. Henderson (the "Henderson Employment Agreement"). Mr. Henderson agreed to serve as a Senior Executive Officer of the Subsidiary for a term ending April 30, 2009, and will be paid an annual salary of $255,000, or such higher annual salary as shall be approved by the Board of Directors of the Parent Company. Mr. Henderson still has the right to participate in any Subsidiary 401(k) profit sharing plan, as well as the medical and life insurance programs offered by the Subsidiary. Mr. Henderson is also eligible to earn a bonus (the "Henderson Bonus") each fiscal quarter during the term beginning with the fiscal quarter starting May 1, 2006 and ending July 31, 2009. The Henderson Bonus shall be equal to one percent of the Parent Company's Net Income during such period. At least twenty five percent of the Henderson Bonus, net of applicable taxes, shall be paid in shares of the Parent Company Stock, and, upon Mr. Henderson's option, up to one hundred percent of the Henderson Bonus, net of applicable taxes, may be paid in shares of Parent Company Stock.   All shares of the Parent Company Stock shall vest immediately upon issuance. The Parent Company will grant to Mr. Henderson, pursuant to the Restricted Stock Plan, 15,000 shares of Restricted Stock. The Henderson Employment Agreement also contains an agreement not to compete and a confidential information provision. The Henderson Employment Agreement also contains a change of control provision entitling Mr. Henderson, upon the occurance of certain events, to a portion of his base salary and the immediate vesting of stock options.

The above description of the Henderson Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Henderson Employment Agreement.

Jeffrey A. Williams

On May 10, 2006, the Compensation Committee of the Board of Directors of the Parent Company also approved for Mr. Jeffrey A. Williams, Chief Financial Officer and Secretary, a current salary in the amount of $175,000. Mr. Williams' bonus for fiscal year 2006 is expected to be $50,000 to be paid on a quarterly basis. Mr. Williams will be provided an automobile by the Subsidiary and participates in the Subsidiary's employment benefit plans.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America's Car-Mart, Inc.

Date: May 16, 2006	By:	/s/ Jeffrey A. Williams
Jeffrey A. Williams
Chief Financial Officer and Secretary